Exhibit 3.6
FIRST AMENDMENT TO
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
AMERICAN MIDSTREAM GP, LLC
A Delaware Limited Liability Company
     THIS FIRST AMENDMENT (this “Amendment”) TO AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (the “LLC Agreement”) of AMERICAN MIDSTREAM GP, LLC, a Delaware limited liability company (the “Company”), executed effective as of July [__], 2011 (the “Effective Date”), is adopted, executed and agreed to by AIM Midstream Holdings, LLC, a Delaware limited liability company (the “Sole Member”), as the sole member of the Company. Capitalized terms used by not defined herein shall have the meaning ascribed to those terms in the LLC Agreement.
RECITALS
     WHEREAS, pursuant to Section 13.5 of the LLC Agreement, the LLC Agreement may be amended or restated by a written instrument executed by the Members of the Company; and
     WHEREAS, by written consent dated July 1, 2011 and duly adopted by the Sole Member, the Sole Member determined that it is fair and reasonable and in the best interests of the Company that the form, terms and provisions of this Amendment be approved and adopted; and
     WHEREAS, the Sole Member is the sole member of the Company.
     NOW, THEREFORE, the Sole Member does hereby amend the LLC Agreement as of the Effective Date as follows:
     Section 1. Amendment
     (a) Section 6.10(c). Section 6.10(c) is hereby amended in its entirety to read as follows:
     “(c) The Board may have a conflicts committee (the “Conflicts Committee”) comprised of one or more Directors, each of whom shall be an Independent Director and none of whom shall be (i) a security holder, officer or employee of the Company, (ii) an officer, director or employee of an Affiliate of the Company or (iii) a holder of any ownership interest in the Partnership or any of its subsidiaries other than Common Units or awards that may be granted under the LTIP. The Conflicts Committee shall function in the manner described in the Partnership Agreement.”
     Section 2. The LLC Agreement, as modified herein, is hereby RATIFIED and CONFIRMED and shall remain in full force and effect.
     IN WITNESS WHEREOF, the Sole Member has executed this Amendment as of the Effective Date.

SOLE MEMBER: AIM MIDSTREAM HOLDINGS, LLC
By:	AIM Universal Holdings, LLC, its manager

By:
	Name:	Robert B. Hellman, Jr.
	Title:	Managing Member